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------                                                                                                      OMB APPROVAL
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION              OMB Number       3235-0287
[ ] Check box if no longer                              WASHINGTON, DC 20549                         Expires: December 31, 2001
    subject to Section 16. Form                                                                      Estimated average burden
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              hours per response.....0.5
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   Zell       Samuel                     |    Chart House Enterprises, Inc.(CHT)           |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
   Two North Riverside Plaza, Suite 600  |   if an Entity        |     August 2000         |     -----
                                         |   (Voluntary)         |                         |           Chairman of the Board
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
   Chicago       IL             60606    |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
                                         |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |         | (A) |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |         |  or |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |   V   | Amount  | (D) |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |              |       |   V   |No Change|     |          |        719  |    D     |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |              |       |   V   |No Change|     |          |    198,203  |    I     | By Sam/
                                      |              |       |       |         |     |          |             |          | Alpha(1)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |  08/07/2000  |   P   |       |  75,000 |  A  | $5.8117  |         --  |    I     | By
                                      |              |       |       |         |     |          |             |          | Samstock,
                                      |              |       |       |         |     |          |             |          | LLC(2)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |  08/08/2000  |   P   |       | 100,000 |  A  | $5.6250  |         --  |    I     | By
                                      |              |       |       |         |     |          |             |          | Samstock,
                                      |              |       |       |         |     |          |             |          | LLC(2)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |  08/09/2000  |   P   |       | 398,850 |  A  | $5.6250  |         --  |    I     | By
                                      |              |       |       |         |     |          |             |          | Samstock,
                                      |              |       |       |         |     |          |             |          | LLC(2)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |  08/10/2000  |   P   |       |   6,000 |  A  | $5.9583  |         --  |    I     | By
                                      |              |       |       |         |     |          |             |          | Samstock,
                                      |              |       |       |         |     |          |             |          | LLC(2)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |  08/15/2000  |   P   |       |  11,000 |  A  | $5.7102  |         --  |    I     | By
                                      |              |       |       |         |     |          |             |          | Samstock,
                                      |              |       |       |         |     |          |             |          | LLC(2)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |  08/16/2000  |   P   |       |   4,000 |  A  | $5.6250  |  3,250,172  |    I     | By
                                      |              |       |       |         |     |          |             |          | Samstock,
                                      |              |       |       |         |     |          |             |          | LLC(2)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock, par value $0.01         |              |       |   V   |No Change|     |          |    705,808  |    I     | By
                                      |              |       |       |         |     |          |             |          | Samstock/
                                      |              |       |       |         |     |          |             |          | ZFT(3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                      Page 1 of 2
                                                                                                                   SEC 1474 (12-01)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code | V  | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $5.81    |05/15/2000|   A   | V  | 1,651  |         |05/15/ | 05/15/ | Common |  1,651    |    (4)
(right to buy)          |             |          |       |    |        |         |2000   | 2010   | Stock  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $5.81    |05/15/2000|   A   | V  | 1,651  |         |05/15/ | 05/15/ | Common |  1,651    |    (4)
(right to buy)          |             |          |       |    |        |         |2001   | 2010   | Stock  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $5.81    |05/15/2000|   A   | V  | 1,651  |         |05/15/ | 05/15/ | Common |  1,651    |    (4)
(right to buy)          |             |          |       |    |        |         |2002   | 2010   | Stock  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $5.81    |05/15/2000|   A   | V  | 1,651  |         |05/15/ | 05/15/ | Common |  1,651    |    (4)
(right to buy)          |             |          |       |    |        |         |2003   | 2010   | Stock  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $5.81    |05/15/2000|   A   | V  | 1,651  |         |05/15/ | 05/15/ | Common |  1,651    |    (4)
(right to buy)          |             |          |       |    |        |         |2004   | 2010   | Stock  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
    1,651         |            D           |
------------------|------------------------|------------------------------
    1,651         |            D           |
------------------|------------------------|------------------------------
    1,651         |            D           |
------------------|------------------------|------------------------------
    1,651         |            D           |
------------------|------------------------|------------------------------
    1,651         |            D           |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:
(1)  Shares reported herein are beneficially owned by Samstock/Alpha, L.L.C., a Delaware limited liability company
     ("Samstock/Alpha"), whose sole member is Alphabet Partners ("Alphabet"). The partners of Alphabet are trusts whose beneficiaries are Mr. Zell and his family.
(2)  Shares reported herein are beneficially owned by Samstock, L.L.C., a Delaware limited liability company ("Samstock"). Samstock is wholly owned by SZ Investments, L.L.C., a Delaware limited liability company whose sole management member is Zell General
     Partnership, Inc. ("Zell GP"). Mr. Zell and members of his family are beneficiaries of the trust which is the sole stockholder of Zell GP.
(3)  Shares reported herein are beneficially owned by Samstock/ZFT, L.L.C., a Delaware limited liability company ("Samstock/ZFT"), whose sole member is ZFT Partnership ("ZFT"). The partners of ZFT are trusts whose beneficiaries are Mr. Zell and his family.
(4)  Stock Options granted pursuant to the Chart House Enterprises, Inc. 2000 Nonemployee Director Equity Compensation Plan (the
     "Plan"). Such Plan meets the requirements of Rule 16b-3.


                                                                                        /s/ Samuel Zell                  09/13/2000
                                                                                       --------------------------------  ----------
                                                                                       **Signature of Reporting Person       Date
                                                                                            Samuel Zell

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                                                                   SEC 1474 (12-01)
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